RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of July 5, 2023, between Northern Lights Fund Trust III, a Delaware statutory trust, on behalf of Pinnacle Multi-Strategy Core Fund (the “Acquiring Fund”), and Tidal Trust II, a Delaware statutory trust, on behalf of the Pinnacle Focused Opportunities ETF (the “Acquired Fund”).

WHEREAS, the Acquiring Fund and Acquired Fund are each registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, the Acquired Fund and the Acquiring Fund are part of the same “group of investment companies” as such term is defined in the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.                   Terms of Investment

(a)         In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:

(i)                 Timing/advance notice of sales. The Acquiring Fund will use reasonable efforts to spread large sales of Acquired Fund shares (greater than 10% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of anticipated sales to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a sales of Acquired Fund shares are effected, if any.

(ii)               Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(iii)	Redemption requests. The Acquiring Fund anticipates that redemption requests will be made in cash (rather than in-kind). The Acquiring Fund acknowledges and agrees that if,

and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, Rule 6c-11 (if applicable), and Tidal Trust II’s liquidity risk management procedures as applicable to the Acquired Fund, the Acquired Fund in its sole discretion may honor redemption requests either partially or wholly in-kind. In the event that the Acquired Fund honors a redemption request partially or wholly in-kind, the Acquired Fund shall have sole discretion to determine the selection of its portfolio securities to distribute in-kind.

(b)          In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment by the Acquiring Fund in the Acquired Fund, and to assist the Acquiring Fund’s investment adviser with making the required findings under the Rule, the Acquired Fund shall, upon reasonable request from the Acquiring Fund, provide information on the fees and expenses and portfolio holdings of the Acquired Fund.

2.	Representations of the Acquired Fund

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund;

(ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Fund

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Fund;

(ii) comply with its obligations under this Agreement; (iii) promptly notify the Acquired Fund when it has invested in the Acquired Fund in an amount which exceeds the limitations in Section 12(d)(1)(A); and

(iv) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below.

2 of 4

If to the Acquiring Fund:	If to the Acquired Fund:

Brian Curley

Ultimus Fund Solutions, LLC 225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Email: bcurley@ultimusfundsolutions.com With a copy to:

JoAnn M. Strasser, Esq. Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, Ohio 43215

Email: JoAnn.Strasser@thompsonhine.com

Tidal Trust II

Attn: Eric Falkeis, President 234 W Florida St, Suite 203

Milwaukee, WI 53204

e-mail: ericf@tidalfg.com With a copy to:

Toroso Investments, LLC:

Attn: Michael Pellegrino, General Counsel 234 W Florida St, Suite 203

Milwaukee, WI 53204

e-mail: mpellegrino@tidalfg.com

6.	Term and Termination; Assignment; Amendment

(a)          This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, this Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)          This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)          This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

(e)          The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

(e)          In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund or any other series of Northern Lights Fund Trust III.

(f)          In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the Acquired Fund and not to any other series of Tidal Trust II.

[Signature Page Follows]

3 of 4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tidal Trust II,

on behalf of the Acquired Fund

Name: Eric Falkeis

Title:  President

Northern Lights Fund Trust III, on behalf of the Acquiring Fund

Name: Brian Curley
Title: President

4 of 4